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                                               OMB APPROVAL
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                                 UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No_____3_____)

                             Veritas Software Corporation
               -------------------------------------------------------
                                  (Name of Issuer)


                                     Common Stock
               -------------------------------------------------------
                           (Title of Class of Securities)

                                     923436109
                                   (CUSIP Number)


Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The  information required  in the  remainder of  this cover  page shall not be deemed to be filed for the purpose  of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that  section of the Act but  shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP NO. 923436109           13G
-------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Novell, Inc.
                    87-0393339
 ------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                           (b)

-------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware Corporation

-------------------------------------------------------------------------
                                   5    SOLE VOTING POWER

NUMBER OF                               369,752
SHARES
BENEFICIALLY                       --------------------------------------
OWNED BY                           6    SHARED VOTING POWER
EACH                                         0
REPORTING                          --------------------------------------
PERSON                             7    SOLE DISPOSITIVE POWER
WITH
                                        369,752
                                   --------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                             0
-------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                369,752
-------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
-------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                2.73%
-------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

                                CO
-------------------------------------------------------------------------
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CUSIP NO. 923436109


                   *SEE INSTRUCTION BEFORE FILLING OUT!
                               SCHEDULE 13 G

Item 1      (a)   Name of Issuer:
                  VERITAS Software Corporation

            (b)   Address of Issuer s Principal Executive Office:
                  4800 Great America Parkway
                  Santa Clara, California  95054

Item 2      (a)   Name of Person Filing:
                  Novell, Inc.

            (b)   Address of Principal Business Office:
                  122 East 1700 South, Provo Utah 84606

            (c)   Citizenship:
                  A Delaware Corporation

            (d)   Title of Class of Securities:
                  Common Stock

            (e)   CUSIP Number:
                  923436109

Item 3      (a)   If this statement is filed pursuant to Rules
                  13 d-1 (b) or 12 d-2 (b):

Item 4      Ownership
            The information furnished herein is as of 12/31/95

            (a)   Amount Beneficially Owned:
                            369,752

            (b)   Percent of Class:
                            2.73%

            (c)   Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote
                       369,752

                  (ii)  shared power  to vote  or to  direct the vote
                        -0-

                  (iii) sole power to dispose or to direct the disposition of
                        369,752

                  (iv) shared power to dispose or to direct the disposition of -0-
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CUSIP NO. 923436109


Item 5    Ownership of Five Percent or Less of a Class
                Novell currently owns less than 5% of outstanding

Item 6    Ownership of More than Five Percent on Behalf of Another Person
                Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
                Not applicable

Item 8    Identification and Classification of Member of the Group
                Not applicable

Item 9    Notice of Dissolution of Group
                Not applicable

Item 10   Certification
                Not applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                    Date:          February 13, 1997

                    NOVELL, INC.

                    Signature:     /s/ Elizabeth A. DePaola
                                  ------------------------------

                    Name/Title:    Elizabeth A. DePaola,
                                   Assistant Corporate Secretary

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